QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.6

THE MACERICH COMPANY

ARTICLES SUPPLEMENTARY

        The Macerich Company, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law and Article FIFTH of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), at a meeting duly convened and held on May 7, 2002, adopted resolutions reclassifying 49,000,000 shares of Excess Stock, par value $0.01 per share, as (i) 45,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 4,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), and designating 300,000 shares of Preferred Stock as shares of Series C Junior Participating Preferred Stock, par value $0.01 per share ("Series C Junior Participating Preferred Stock"), each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Common Stock, Preferred Stock and Series C Junior Participating Preferred Stock, respectively, as set forth in the Charter.

        SECOND: The aforesaid shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned Executive Vice President and General Counsel of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and General Counsel acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and General Counsel and attested to by its Assistant Secretary on this 20th of May, 2002.

ATTEST:	THE MACERICH COMPANY

/s/ MADONNA SHANNON Madonna Shannon, Assistant Secretary	By:	/s/ RICHARD A. BAYER (SEAL) Richard A. Bayer, Executive Vice President and General Counsel

QuickLinks

  EXHIBIT 4.6
THE MACERICH COMPANY ARTICLES SUPPLEMENTARY